Exhibit 4.1

SYSOREX, INC.

VOTING RIGHTS PLAN

This Voting Rights Plan (this “Plan”) is made and adopted by the Board of Directors (the “Board”) of Sysorex, Inc., a Nevada corporation (“Sysorex” or the “Corporation”), as of September 6, 2022 (the “Effective Date”), and, to the extent eligibility is established, shall operate for the benefit of the Corporation and each Rights Shareholder (as defined herein).

WHEREAS, the Board desires to authorize and grant super voting rights (the “Voting Rights”) to certain shares of the Corporation’s common stock, $0.00001 par value (“Common Stock”), held by Shareholders (as defined below) holding a minimum number of shares as of the close of business on May 27, 2022 (the “Eligibility Record Date”), where the Voting Rights would allow such shareholders the ability to exercise additional voting rights with respect to their shares pursuant to a voting factor as set forth herein and where the Voting Rights would have limited scope and duration as set forth in the Plan hereon;

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the Board hereby makes and adopts the following:

Article I. Definitions and Interpretation

Section 1.01 Definitions. The following capitalized terms used in this Plan have the following meanings:

(a)	“Additional Votes” has the meaning set forth in Section 2.02.

(b)	“Annual Meeting Record Date” means the record date for the Annual Meeting, as established by the Board.

(c)	“Annual Meeting” means the 2022 Annual Meeting of Shareholders called by the Board, including any adjournments thereof.

(d)	“Article Removal Amendment” means the amendment to the Articles to remove Article 15 which provides for certain specific requirements for shareholder nomination of directors.

(e)	“Articles Amendments” means the Name Amendment, the Authorized Share Increase Amendment, the Reverse Split Amendment, the Authorized Share Decrease Amendment and the Articles Removal Amendment.

(f)	“Articles” means the Corporation’s Articles of Incorporation filed with the Secretary of State of the State of Nevada, as amended to date.

(g)	“Authorized Share Decrease Amendment” means the amendment of the Articles which approval is contingent upon shareholder approval of and the occurrence of the Reverse Stock Split, to decrease the total number of authorized shares of Sysorex’s capital stock from 3,010,000,000 shares, par value $0.00001 per share (assuming that the Authorized Share Increase Amendment is approved by shareholders and implemented), to 510,000,000 shares, of which 500,000,000 shares will be designated as common stock and 10,000,000 shares will be designated as preferred stock (the “Decrease in Authorized Shares”).

(h)	“Authorized Share Increase Amendment” means the amendment to the Articles, to be filed with the Secretary of State of Nevada, to increase the total number of authorized shares of Sysorex’s capital stock from 510,000,000 shares, par value $0.00001 per share, to 3,010,000,000 shares, of which 3,000,000,000 shares will be designated as common stock and 10,000,000 shares will be designated as preferred stock.

(i)	“Board” has the meaning set forth in the preamble to this Plan and, with respect to any decisions to be made or actions to be taken by the Board with respect to this Plan, shall include any committee appointed by the Board.

(j)	“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Nevada are required or permitted by law to be closed.

(k)	“Common Stock” has the meaning set forth above.

(l)	“Corporate Actions” has the meaning set forth in Section 2.02.

(m)	“Corporation” has the meaning set forth in the preamble to this Plan.

(n)	“Effective Date” has the meaning set forth in the preamble to this Plan.

(o)	“Eligibility Record Date” has the meaning set forth in the recitals.

(p)	“Eligible Shares” means the shares of Common Stock held by an Rights Shareholder to which the Voting Rights are applied.

(q)	“Holding Period” means the period commencing on the Eligibility Record Date and ending on the day after Annual Meeting Record Date.

(r)	“Name Amendment” means the amendment to the Articles, to be filed with the Secretary of State of Nevada, to change the name of the Company from its current name, Sysorex, Inc., to “SystemX, Inc.”

(s)	“NRS” means the Nevada Revised Statutes, as amended, supplemented or restated from time to time.

(t)	“Other Approval Matters” means each of the following proposals or actions: (i) To elect three directors nominated by Sysorex’s Board of Directors, based on the recommendation of Sysorex’s independent director, to serve for a one-year term following approval by the shareholders; (ii) To hold a non-binding advisory vote on executive compensation; (iii) To hold a non-binding advisory vote on the frequency of executive compensation advisory votes; (iv) To ratify the appointment of Friedman LLP as Sysorex’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and (v) To transact such other business as may properly come before the Annual Meeting and/or any adjournment thereof.

(u)	“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, limited liability partnership, trust, estate, unincorporated organization, association, corporation, institution or other entity.

(v)	“Plan” means this Voting Rights Plan, as amended, supplemented or restated from time to time.

(w)	“Record Shareholder” means a “shareholder of record” as defined by NRS 78.010(i).

(x)	“Reverse Split Amendment” means the amendment of the Articles to effect a reverse stock split of Sysorex’s outstanding shares of Common Stock, at a ratio of no less than 1-for-500 and no more than 1-for-1,000, with such ratio to be determined at the sole discretion of the Board, with any fractional shares being rounded up to the next higher whole share (the “Reverse Stock Split”).

(y)	“Rights Notice” has the meaning set forth in Section 2.04.

(z)	“Rights Shareholder” means a Shareholder who the Board has determined beneficially owns at least 12,900,000 shares of Common Stock as of the Eligibility Record Date.

(aa)	“Shareholder” means any Person who beneficially owns shares of Common Stock, including any Record Shareholder and any holder of Common Stock through brokerage accounts.

(bb)	“Standard Votes” has the meaning set forth in Section 2.02.

(cc)	“Total Votes” has the meaning set forth in Section 2.02.

(dd)	“Transfer” means, with respect to any shares of Common Stock, when used as a verb, to sell, assign, transfer, exchange, distribute, devise, gift, grant a lien on, encumber or otherwise dispose of such shares of Common Stock, property, asset or other right or interest, in whole or in part, or, when used as a noun, the sale, assignment, transfer, exchange, distribution, devise, gift, granting of a lien, encumbrance or other disposition of such shares of Common Stock, property, asset or other right or interest, in whole or in part, in either case, whether pursuant to a sale, merger, combination, consolidation, reclassification or otherwise, and whether voluntarily or by operation of law.

(ee)	“Transferor” and “Transferee” have meanings corresponding to the definition of “Transfer.”

(ff)	“Voting Factor” has the meaning set forth in Section 2.02.

(gg)	“Voting Rights” has the meaning set forth in the recitals.

Section 1.02 Other Definitions and Interpretation. Certain additional defined terms used in this Plan have the meanings specified throughout the Plan. Unless the express context otherwise requires (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Plan, shall refer to this Plan as a whole and not to any particular provision of this Plan; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Plan; (v) wherever the word “include,” “includes,” or “including” is used in this Plan, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained herein is intended to authorize any assignment or transfer not otherwise permitted by this Plan; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any contract or Plan (including this Plan) mean such contract or Plan as amended, supplemented or modified from time to time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xi) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder

Article II. Voting Rights

Section 2.01 Authority. Pursuant to the authority in NRS 78.195(5) and NRS 78.350(8), the Board hereby adopts this Plan based upon the determination that the Plan is necessary to protect the interests of the Corporation and the Shareholders.

Section 2.02 Scope. Subject to the terms and conditions of this Plan, including, without limitation, the timely return of any instruction, confirmation or information as may be required by the Corporation, each Rights Shareholder shall have the right to vote on the Articles Amendments and the Other Approval Matters (collectively, the “Corporate Actions”), with all other Shareholders as a single class, the number of votes per share of Common Stock owned multiplied by 15 (the “Voting Factor”), where the resulting total number of votes (the “Total Votes”) for each Rights Shareholder, shall be voted as follows:

(a)	The votes equal to the number of shares of Common Stock owned by the Rights Shareholder (the “Standard Votes”) shall be voted as indicated by the Rights Shareholder on such Rights Shareholder’s proxy or ballot for the Annual Meeting; and

(b)	The additional votes equal to the number of shares of Common Stock owned by the Rights Shareholder multiplied by the Voting Factor (the “Additional Votes”) shall be voted in the same proportion as shares of Common Stock are voted (excluding any shares of Common Stock that are not voted, as well as any broker non-votes) on each of the Corporate Actions at the Annual Meeting (and, for purposes of clarity, such voting rights shall not apply on any other any resolution presented to the Shareholders at the Annual Meeting).

Section 2.03 Voting Factor. The Voting Factor may be amended in the sole discretion of the Board, where notice of any such amendment shall be provided via a Current Report on Form 8-K filed with the Securities and Exchange Commission by the Corporation.

Section 2.04 Determination of Rights Shareholder Status. The Board shall have the sole and absolute discretion on determining whether a Shareholder is a “Rights Shareholder” and otherwise determining Rights Shareholder status and shall notify the Rights Shareholders of such determination as soon as reasonably practicable following the Effective Date. In the event that any Shareholder believes that such Shareholder meets the requirements for being an “Rights Shareholder” but has not been notified by the Corporation of that the Board has also determined that such Shareholder is an “Rights Shareholder”, then such Shareholder is required to notify the Board of such Shareholder’s belief that such Shareholder meets the requirements for being an “Rights Shareholder” by September 15, 2022. Upon receipt of such notification from a Shareholder, the Board shall make the final determination of whether such Shareholder is or is not an “Rights Shareholder”, which determination shall be final and binding on all parties. Any such Rights Shareholder who fails to timely notify the Corporation will forego the ability to exercise the Voting Rights, but will continue to be able to vote such Shareholder’s shares of Common Stock on a one-for-one basis.

Section 2.05 Exercise. The Voting Rights shall only be exercised:

(a)	Upon timely return of any instruction, confirmation or information as may be required by the Corporation as set forth in Section 2.02;

(b)	With respect to the Corporate Actions at the Annual Meeting;

(c)	By proxy through the return to the Corporation of a duly executed and delivered proxy card or in person at the Annual Meeting by ballot by a Record Shareholder or by a Legal Proxy for any other Shareholder; and

(d)	On a mirrored basis, where the Additional Votes shall be voted in the same proportion as all other shares of Common Stock are voted (excluding any shares of Common Stock that are not voted) on the respective Corporate Actions (and, for purposes of clarity, such voting rights shall not apply on any other any resolution presented to the Shareholders at the Annual Meeting).

Section 2.06 No Certification; No Transfers. The Voting Rights shall be evidenced only on the books and records of the Corporation. The Corporation shall not issue any certificates evidencing the Voting Rights or any Eligible Shares. The Voting Rights are not Transferable and any attempted Transfer shall result in the automatic cancellation of the Voting Rights with respect to such Eligible Shares.

Section 2.07 Adjustments. If the Corporation, at any time while the Voting Rights are outstanding: (a) pays a stock dividend or otherwise makes a distribution or distributions that is payable in shares of Common Stock on shares of Common Stock, (b) subdivides outstanding shares of Common Stock into a larger number of shares, (c) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (d) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Board shall adjust the Voting Rights as appropriate to have the same intended effect with respect to the Corporate Actions. Any adjustment made pursuant to this Section 2.07 shall become effective immediately after the record date for the determination of Shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

Article III. Rights Shareholders Acknowledgements

Section 3.01 Agreement. By accepting or exercising the Voting Rights, each Rights Shareholder acknowledges and agrees with the Corporation and the Plan, and with every other Rights Shareholder, that:

(a)	The Voting Rights are only evidenced on the books and records of the Corporation, where no certificates evidencing the Voting Rights shall be issued;

(b)	The Voting Rights are not Transferrable and any Transfer of shares by any Rights Shareholder shall result in the automatic termination of Voting Rights for such Rights Shareholder and for such Eligible Shares previously held by such Rights Shareholder;

(c)	In order to exercise the Voting Rights, the underlying Eligible Shares must be owned continuously throughout the Holding Period;

(d)	The Voting Rights are limited to a vote on the Corporate Actions at the Annual Meeting;

(e)	The Corporation may treat the person in whose name the Voting Rights are registered as the absolute holder thereof for all purposes whatsoever, where the Corporation shall not be effected by any notice to the contrary; and

(f)	The Corporation shall not have any liability to any Person as a result of such Person’s inability to perform any of such Person’s obligations or exercise of any such Person’s rights under this Plan for any reason.

Section 3.02 No Additional Rights. Other than as specifically set forth in this Plan, no Person shall be entitled to vote, receive any dividends, distributions or any other property, or be deemed for any purpose the holder of any additional shares of Common Stock or any other securities of the Corporation as a result of the Voting Rights, nor shall anything contained herein be construed to confer upon the holder of any Voting Rights, as such, any of the rights of a shareholder of the Corporation or any right to vote for the election of directors or upon any matter submitted to the Shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting the Shareholders.

Article IV. Termination

Section 4.01 Term. This Plan, and the Voting Rights established herein, shall be effective as of the Effective Date, shall continue until terminated in accordance with this Article IV and may be terminated by the Board at any time in its sole discretion.

Section 4.02 Termination of Rights. The Voting Rights and this Plan shall automatically terminate upon the occurrence of any of the following:

(a)	With respect to any Rights Shareholder, upon any Transfer of the Eligible Shares prior to the Annual Meeting Record Date, where any Transferee of such Shares shall have no right, claim or interest in the Voting Rights;

(b)	With respect to any Rights Shareholder, the failure of such Rights Shareholder to continuously own his, her or its Eligible Shares for the entire Holding Period;

(c)	With respect to any Rights Shareholder, the failure of such Rights Shareholder to timely submit such Rights Shareholder’s proxy or ballot for the Annual Meeting;

(d)	The earlier of (i) the completion of the vote of the Corporation’s shareholders at the Annual Meeting as to the approval of the Corporate Actions, and (ii) if the Corporate Actions are not all approved at the Annual Meeting, then December 31, 2022; or

(e)	The termination of this Plan.

Article V. Miscellaneous

Section 5.01 All demands, notices, requests, consents and other communications required or permitted under this Plan shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section 5.01), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

(a)	If to the Company, to

Sysorex, Inc.

Attn: Wayne Wasserberg, CEO

13880 Dulles Corner Lane, Suite 120

Herndon, VA 20171

E-mail: wayne@sysorexinc.com

(b)	If to a Record Shareholder, to his, her or its address set forth in the Corporation’s stock ledger.

(c)	If to any other Shareholder, to his, her or its address set forth in the records of the relevant broker.

(d)	Notices shall be deemed given and delivered upon the earlier to occur of (i) receipt by the Person to whom such notice is directed; (ii) if sent by email, on the day such notice is sent if sent (as long as no notice of failure of delivery is received) prior to 5:00 p.m. Pacific Time and, if sent after 5:00 p.m. Pacific Time, on the day after which such notice is sent; (iii) on the first day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iv) the fifth day following evidenced deposit thereof with the U.S. Postal Service as aforesaid. Each Person, by notice duly given in accordance herewith, may specify a different address for the giving of any notice hereunder.

Section 5.02 Entire Agreement. This Plan constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior or contemporaneous oral or written agreement or understanding among the parties hereto with respect to the subject matter hereof. This Plan may be amended or terminated in the sole discretion of the Board, where written notice of any such amendment or termination shall be distributed to all Record Shareholders.

Section 5.03 Governing Law. This Plan shall be construed in accordance with and governed by the internal laws of the State of Nevada, without regard to the principles of conflicts or choice of laws thereof that would give rise to the application of the domestic substantive law of any other jurisdiction.

Section 5.04 Binding Effect. Except as otherwise provided herein, this Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and permitted assigns.

Section 5.05 Severability. Any provision of this Plan that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 5.06 Headings. The sections and other headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

Section 5.07 Further Assurances. All Persons subject to this Plan shall from time to time execute or cause to be executed all other documents or cause to be done all filing, recording, publishing, or other acts as may be necessary or desirable to comply with the requirements for the operation of a limited liability company under the laws of the State of Nevada and all other jurisdictions in which the Corporation may from time to time conduct business.

Section 5.08 Consent to The Exclusive Jurisdiction of the Courts of Nevada; Waiver of Jury Trial.

(a)	ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS PLAN OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING RELATING TO ANCILLARY MEASURES IN AID OF ARBITRATION, PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY ARBITRAL DECISION OR AWARD, SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEVADA AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEVADA, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS.

(b)	ALL PERSONS SUBJECT TO THIS PLAN SHALL BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS OF THE STATE OF NEVADA AND SHALL NOT SEEK IN ANY MANNER TO PROSECUTE OR DEFEND ANY DISPUTE OTHER THAN AS SET FORTH IN THIS SECTION OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.

(c)	ALL PERSONS SUBJECT TO THIS PLAN SHALL WAIVE ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, ALL PERSONS SUBJECT TO THIS PLAN SHALL CONSENT TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH Section 5.01.

(d)	ALL PERSONS SUBJECT TO THIS PLAN SHALL WAIVE TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS PLAN.

Section 5.09 No Waiver. Any waiver by the Corporation or any Person subject to this Plan of a breach of any provision of this Plan shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Plan. The failure of the Corporation or any Person subject to this Plan to insist upon strict adherence to any term of this Plan on one or more occasions shall not be considered a waiver or deprive that Person of the right thereafter to insist upon strict adherence to that term or any other term of this Plan on any other occasion. Any waiver by the Corporation or any Person subject to this Plan must be in writing.

Section 5.10 Benefits to this Plan. This Plan shall be for the sole and exclusive benefit of the Corporation and its shareholder. Nothing in this Plan shall be construed to give to any Person other than the Corporation or its shareholders any legal or equitable right, remedy or claim under this Plan.

[Signature appears on following page]

IN WITNESS WHEREOF, the undersigned has executed this Voting Rights Plan to be effective as of the Effective Date.

Sysorex, Inc.

By:	/s/ Wayne Wasserberg
Name:	Wayne Wasserberg
Title:	Chief Executive Officer